GOLDEN STATE BANCORP INC. AND SUBSIDIARIES
        RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND MINORITY INTEREST

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
                                                                               Years Ended December 31,
                                                            ------------------------------------------------------------
                                                               1999          1998        1997        1996         1995
                                                            ----------    ----------  ----------  ----------    --------
FIXED CHARGES (EXCLUDING INTEREST ON DEPOSITS):
-----------------------------------------------
Interest on borrowings                                      $1,578,096    $1,028,433  $  751,432  $  429,120    $287,456
Total fixed charges (excluding interest on deposits)         1,578,096     1,028,433     751,432     429,120     287,456
Rent interest factor                                            12,969         9,060       7,857       5,044       6,628
Income before income taxes, minority interest and
     extraordinary item                                        669,272       402,264     238,398     507,547     122,450
Earnings                                                     2,260,337     1,439,757     997,687     941,711     416,534
Fixed charges (excluding interest on deposits)               1,591,065     1,037,493     759,289     434,164     294,084
Minority interest                                              162,074       110,527     102,135      48,045      34,584
Combined fixed charges (excluding interest on deposits)
     and minority interest                                   1,753,139     1,148,020     861,424     482,209     328,668
Ratio of earnings to combined fixed charges (excluding
     interest on deposits) and minority interest                  1.29x         1.25x       1.16x       1.95x       1.27x

FIXED CHARGES (INCLUDING INTEREST ON DEPOSITS):
-----------------------------------------------
Interest on deposits                                        $  888,286    $  791,112  $  746,985  $  419,174    $447,359
Interest on borrowings                                       1,576,096     1,028,433     751,432     429,120     287,456
Total fixed charges (including interest on deposits)         2,466,382     1,819,545   1,498,417     848,294     734,815
Rent interest factor                                            12,969         9,060       7,857       5,044       6,628
Income before income taxes, minority interest and
     extraordinary item                                        669,272       402,264     238,398     507,547     122,450
Earnings                                                     3,148,623     2,230,869   1,744,672   1,360,885     863,893
Fixed charges (including interest on deposits)               2,479,351     1,828,605   1,506,274     853,338     741,443
Minority interest                                              162,074       110,527     102,135      48,045      34,584
Combined fixed charges (including interest on deposits)
     and minority interest                                   2,641,425     1,939,132   1,608,409     901,383     776,027
Ratio of earnings to combined fixed chares (including
     interest on deposits) and minority interest                  1.19x         1.15x       1.08x       1.51x       1.11x
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